UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 15, 2010
A. SCHULMAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3550 West Market Street, Akron, Ohio	44333

(Address of principal executive offices)	(Zip Code)
(330) 666-3751

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On October 15, 2010, A. Schulman, Inc. (“A. Schulman”), ICO Polymers do Brasil Ltda., a direct wholly owned subsidiary of A. Schulman (“ICO Polymers”), and Henri and Elie Hara (“Sellers”), entered into a definitive Quota Purchase and Sale Agreement (the “Purchase Agreement”). Pursuant to the terms and conditions of the Purchase Agreement, ICO Polymers has agreed to purchase from Sellers 100% of the capital stock of Mash Indústria e Comércio de Compostos Plásticos, Ltda.. (“Mash”), a masterbatch additive producer and engineered plastics compounder based in Sao Paulo, Brazil.
     Under the terms of the Purchase Agreement, ICO Polymers has agreed to purchase Mash from the Sellers for a total amount of Twenty-Seven Million Six Hundred Thousand Reais (R$27,600,000) (approximately, Sixteen Million Five Hundred and Seventy-Five Thousand Dollars ($16,575,000)), of which Twenty-Four Million Eight Hundred Thousand Reais (R$24,800,000) (approximately, Fourteen Million Six Hundred Thousand Dollars ($14,600,000)) will be due on or about November 3, 2010 (the “Closing Date”) and the remainder will be payable on or about November 3, 2013, in accordance with an escrow arrangement which subjects payment thereunder to volume earn-out and contingent liability provisions. Pursuant to the Purchase Agreement, Sellers have made a number of typical representations and warranties concerning the business being sold, including, among other things, representations and warranties concerning inventories, accounts receivable, intellectual property, environmental matters, labor matters and legal compliance, and has agreed to indemnification of ICO Polymers for a breach of such representations and warranties for a period of five years from the Closing Date.
     In addition, on October 18, 2010, A. Schulman issued a press release announcing the Mash acquisition. A copy of this press release has been attached as Exhibit 99.1 to this Current Report and incorporated by reference herein.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated October 18, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.
By:	/s/ David C. Minc
David C. Minc
Vice President, Chief Legal Officer and Secretary

Date: October 18, 2010